MG Fixed Income Fund 10f3

Transactions Q2 2000

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	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Deutsche Telecom	AT&T	Worldcom
Underwriters	CSFB, DB AG, Goldman, MSDW, JPMorgan, Lehman, Merrill, Salomon Smith Barney	Merrill, Salomon Smith Barney, BofA, BNY, Blaylock & Partners, Chase, DB AG, 1st Chicago, JPMorgan, Lehman	Salomon Smith Barney, CSFB, JPMorgan, BofA, Chase, Lehman, Blaylock Partners, DB AB, Goldman, USB Warburg
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	DEUTEL 8%, 6/15/10	T 6%, 3/15/09	WCOM 8.25%, 5/15/10
Is the affiliate a manager or co-manager of offering?	co-manager	no	co-manager
Name of underwriter or dealer from which purchased	Goldman	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	6/28/00	3/22/99	5/19/00

Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 3,000,000,000	$ 3,000,000,000	$ 1,250,000,000
Total	$ 3,000,000,000	$ 3,000,000,000	$ 1,250,000,000

Public offering price	99.657	99.765	98.489
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	0.450%	0.275%	0.275%
Rating	Aa2/AA-	A1/AA-	A3/A-
Current yield	8.028%	6.014%	6.092%

Total par value purchased	$ 15,110,000	n/a	n/a
$ amount of purchase	$ 15,058,173	n/a	n/a

% of offering purchased by fund	0.50%	n/a	n/a
% of offering purchased by associated funds	0.19%	n/a	n/a
Total (Must be less than 25% of offering)	0.69%	n/a	n/a